Exhibit 1.1

QUEST RESOURCE HOLDING CORPORATION

UNDERWRITING AGREEMENT

4,296,915 Shares of Common Stock

April 9, 2019

Roth Capital Partners, LLC

888 San Clemente Drive, Suite 400

Newport Beach, CA 92660

Ladies and Gentlemen:

The stockholders named in Schedule I hereto (each such stockholder a “Selling Stockholder” and together, the “Selling Stockholders”) propose, subject to the terms and conditions stated herein, to sell to Roth Capital Partners, LLC (the “Underwriter”) an aggregate of 4,296,915 shares of common stock (the “Shares”), par value $0.001 per share (the “Common Stock”), of the Quest Resource Holding Corporation, a Nevada corporation (the “Company”).

The Company, the Selling Stockholders, and the Underwriter hereby confirm their agreement as follows:

1.    Registration Statement and Prospectus.

The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (File No. 333-227800) under the Securities Act of 1933, as amended (collectively with the rules and regulations promulgated thereunder, the “Securities Act”), relating to the Shares and such amendments to such registration statement (including post effective amendments) as may have been required to the date of this Underwriting Agreement (this “Agreement”). Such registration statement, as amended (including any post effective amendments), has been declared effective by the Commission. That registration statement, together with the amendments prior to the date of this Agreement, including the information (if any) deemed to be a part of, or incorporated by reference into, the registration statement at the time of effectiveness pursuant to Rule 430A or Rule 430B under the Securities Act is hereinafter referred to as the “Registration Statement” and the related prospectus, dated April 8, 2019, included in the Registration Statement at the time the Registration Statement first became effective is hereinafter called the “Base Prospectus.” If the Company has filed or files an abbreviated registration statement pursuant to Rule 462(b) under the Securities Act (the “Rule 462 Registration Statement”), then any reference herein to the term Registration Statement shall include such Rule 462 Registration Statement.

The Company is filing with the Commission pursuant to Rule 424 under the Securities Act a final prospectus supplement to the Base Prospectus relating to the Shares. The final prospectus supplement as filed, along with the Base Prospectus, is hereinafter called the “Final Prospectus.” The term “Preliminary Prospectus” means the Base Prospectus, together with any preliminary prospectus supplement used or filed with the Commission pursuant to Rule 424 under the Securities Act, in the form provided to the Underwriter by the Company for use in connection with the offering of the Shares. Such Final Prospectus and any Preliminary Prospectus in the form in which they have been or will be filed with the Commission pursuant to Rule 424 under the Securities Act (including the Base Prospectus as so supplemented) is hereinafter called a “Prospectus.” Reference made herein to the Registration Statement and any Prospectus shall be deemed to refer to and include any documents incorporated by reference therein.

The Commission has not notified the Company of any objection to the use of the form of Registration Statement or any post-effective amendment thereto.

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2.    Representations and Warranties of the Company Regarding the Offering.

The Company represents and warrants to the Underwriter, as of the date hereof and as of the Closing Date (as defined below), as follows:

(a)    Conformity with Securities Act; No Material Misstatements or Omissions. The Registration Statement conformed in all material respects, and any amendment to the Registration Statement filed after the date hereof will conform in all material respects when filed, with the requirements of the Securities Act. The Registration Statement did not, does not, and will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Time of Sale Disclosure Package (as defined below) as of 5:20 a.m. Pacific Time on the date hereof (the “Applicable Time”), and the Final Prospectus, as amended or supplemented, as of its date, when considered together with the Time of Sale Disclosure Package, did not, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties set forth in the two immediately preceding sentences shall not apply to statements in or omissions from the Registration Statement, the Time of Sale Disclosure Package or any Prospectus in reliance upon, and in conformity with, written information furnished to the Company by the Underwriter specifically for use in the preparation thereof, which written information is described in Section 7(f). The Registration Statement contains all exhibits and schedules required to be filed by the Securities Act. No order preventing or suspending the effectiveness or use of the Registration Statement or any Prospectus is in effect and no proceedings for such purpose have been instituted or are pending, or, to the knowledge of the Company, are contemplated or threatened by the Commission.

(b)    Accurate Disclosure.

(i)    The Company has provided a copy to the Underwriter of each Issuer Free Writing Prospectus (as defined below) used in the sale of Shares. The Company has filed, or will timely file, all Issuer Free Writing Prospectuses required to be so filed with the Commission, and no order preventing or suspending the effectiveness or use of any Issuer Free Writing Prospectus is in effect and no proceedings for such purpose have been instituted or are pending, or, to the knowledge of the Company, are contemplated or threatened by the Commission. When taken together with the rest of the Time of Sale Disclosure Package or the Final Prospectus, no Issuer Free Writing Prospectus, as of the Applicable Time, has, does or will include (1) any untrue statement of a material fact or omission to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (2) information that conflicted, conflicts or will conflict with the information contained in the Registration Statement or the Final Prospectus. The representations and warranties set forth in the immediately preceding sentence shall not apply to statements in or omissions from the Time of Sale Disclosure Package, the Final Prospectus or any Issuer Free Writing Prospectus in reliance upon, and in conformity with, written information furnished to the Company by the Underwriter specifically for use in the preparation thereof, which written information is described in Section 7(f). As used in this paragraph and elsewhere in this Agreement:

(A)    “Time of Sale Disclosure Package” means the Base Prospectus, the Preliminary Prospectus most recently filed with the Commission before the time of this Agreement, any Issuer Free Writing Prospectus included on Schedule III, and the description of the transaction provided by the Underwriter included on Schedule II.

(B)    “Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 under the Securities Act, relating to the Shares that (1) is required to be filed with the Commission by the Company, or (2) is exempt from filing pursuant to Rule 433(d)(5)(i) or (d)(8) under the Securities Act, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g) under the Securities Act. For the avoidance of doubt, the term “Issuer Free Writing Prospectus” shall not include any “free writing prospectus” (as defined in Rule 405 under the Securities Act) that was prepared by the Underwriter or provided to any person by the Underwriter without the knowledge and consent of the Company.

(ii)    At the time of the initial filing of the Registration Statement and at the date hereof, the Company was not and is not an “ineligible issuer,” as defined in Rule 405 under the Securities Act.

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(iii)    Each Issuer Free Writing Prospectus listed on Schedule III satisfied, as of its issue date and at all subsequent times through the Prospectus Delivery Period (as defined below), all conditions as may be applicable to its use as set forth in Rules 164 and 433 under the Securities Act, including any legend, record-keeping or other requirements.

(c)    Financial Statements. The consolidated financial statements of the Company, together with the related notes and schedules thereto, included or incorporated by reference in the Registration Statement, the Time of Sale Disclosure Package and the Final Prospectus comply in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (collectively with the rules and regulations promulgated thereunder, the “Exchange Act”), and fairly present the consolidated financial condition of the Company and its subsidiaries as of the dates indicated and the consolidated results of operations and changes in cash flows for the periods therein specified. Such financial statements and related schedules and notes thereto have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) consistently applied throughout the periods involved except as may be specifically stated therein. Except as has been included or incorporated by reference in the Registration Statement, the Time of Sale Disclosure Package, or the Final Prospectus, no other financial statements or schedules are required under the Securities Act or the Exchange Act to be included or incorporated by reference in the Registration Statement, the Time of Sale Disclosure Package or the Final Prospectus.

(d)    Independent Accountants. To the Company’s knowledge, Semple, Marchal and Cooper, LLP, which has expressed its opinion with respect to the audited financial statements and schedules incorporated by reference as a part of the Registration Statement, the Time of Sale Disclosure Package and the Final Prospectus, is an independent public accounting firm with respect to the Company within the meaning of the Securities Act.

(e)    Accounting and Disclosure Controls.

(i)    The Company maintains systems of “internal control over financial reporting” (as defined under Rules 13a-15 and 15d-15 under the Exchange Act) that comply with the requirements of the Exchange Act and have been designed by, or under the supervision of, its principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in extensible Business Reporting Language included or incorporated by reference in the Registration Statement, the Time of Sale Disclosure Package and the Final Prospectus fairly present the information called for in all material respects and are prepared in accordance with the Commission’s rules and guidelines applicable thereto. Since the date of the latest audited financial statements included in the Registration Statement, the Time of Sale Disclosure Package and the Final Prospectus, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(ii)    The Company maintains disclosure controls and procedures that have been designed to ensure that material information relating to the Company and its subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures of the Company are effective.

(f)    Forward-Looking Statements. The Company had a reasonable basis for, and made in good faith, each “forward-looking statement” (within the meaning of Section 27A of the Securities Act or Section 21E of the Exchange Act) contained or incorporated by reference in the Registration Statement, the Time of Sale Disclosure Package or the Final Prospectus.

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(g)    Statistical and Marketing-Related Data. All statistical or market-related data included or incorporated by reference in the Registration Statement, the Time of Sale Disclosure Package or the Final Prospectus are based on or derived from sources that the Company reasonably believes to be reliable and accurate, and the Company has obtained the written consent to the use of such data from such sources, to the extent required.

(h)    Trading Market. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the Nasdaq Capital Market (“Nasdaq”). There is no action pending by the Company or, to the Company’s knowledge, by Nasdaq to delist the Common Stock from Nasdaq, nor has the Company received any notification that Nasdaq is contemplating terminating such listing. When sold, the Shares will be listed on Nasdaq.

(i)    Absence of Manipulation. Other than excepted activity pursuant to Regulation M under the Exchange Act, the Company has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

(j)    Investment Company Act. The Company is not and, after giving effect to the offering and sale of the Shares, will not be an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

3.    Representations and Warranties Regarding the Company and the Selling Stockholders.

(a)    The Company represents and warrants to the Underwriter, as of the date hereof and as of the Closing Date, as follows:

(i)    Organization and Good Standing. Each of the Company and its subsidiaries has been duly organized and is validly existing as a corporation or other entity in good standing under the laws of its jurisdiction of incorporation or formation. The Company has the corporate power and authority to own its properties and conduct its business as currently being carried on and as described in the Registration Statement, the Time of Sale Disclosure Package and the Prospectus, and is duly qualified to do business as a foreign corporation in good standing in each jurisdiction where the nature of its properties or the conduct of its business makes such qualification necessary, except where the failure to so qualify has not had or would not have a material adverse effect upon the business, prospects, properties, operations, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, or in its ability to perform its obligations under this Agreement (collectively, a “Material Adverse Effect”).

(ii)    Subsidiaries. As used herein, the term “subsidiary” means each of the entities listed in Exhibit 21.1 of the Company’s Annual Report 10-K for the fiscal year ended December 31, 2018, filed with the Commission on March 14, 2019, and the term “subsidiaries” means all of such entities, taken as a whole. Other than the subsidiaries, the Company does not, directly or indirectly, own any capital stock or other equity or ownership interest in any corporation, partnership, association, trust or other entity that would constitute a “subsidiary” as such term is defined in Rule 405 under the Securities Act.

(iii)    Authorization. The Company has the corporate power and authority to enter into this Agreement. This Agreement has been duly authorized, executed and delivered by the Company and constitutes the valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as (a) rights to indemnity or contribution hereunder may be limited by federal or state securities laws or public policy and (b) such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally, concepts of reasonableness, and general principles of equity.

(iv)    Contracts. The execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated will not (A) result in a breach or violation of any of the terms and provisions of, or constitute a default under, any law, order, rule or regulation to which the Company or any subsidiary is subject, or by which any property or asset of the Company or any subsidiary is bound or affected, except to the extent such breach, violation or default would have a Material Adverse

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Effect, (B) conflict with, result in any violation or breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) (a “Default Acceleration Event”) of, any agreement, lease, credit facility, debt, note, bond, mortgage, indenture or other instrument (the “Contracts”) or obligation to which the Company or any subsidiary is a party or by which any property or asset of the Company or any subsidiary is bound or affected, except to the extent that such conflict, default, or Default Acceleration Event would not have a Material Adverse Effect, or (C) result in a breach or violation of any of the terms and provisions of, or constitute a default under, the Company’s certificate of incorporation or bylaws.

(v)    No Violations of Governing Documents. Neither the Company nor any of its subsidiaries is in violation, breach, or default under its certificate of incorporation, bylaws, or other equivalent organizational or governing documents.

(vi)    Consents. No consents, approvals, orders, authorizations or filings are required on the part of the Company in connection with the execution, delivery or performance of this Agreement, except (A) the registration under the Securities Act of the Shares, which has been effected, (B) such consents and approvals as have been obtained and are in full force and effect, and (C) such consents, approvals, orders, authorizations and filings the failure of which to make or obtain would not have a Material Adverse Effect.

(vii)    Capitalization. The Company has an authorized capitalization as set forth in the Registration Statement, the Time of Sale Disclosure Package and the Final Prospectus. All of the issued and outstanding shares of capital stock of the Company (including the Shares) are duly authorized and validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable securities laws, and conform to the description thereof in the Registration Statement, the Time of Sale Disclosure Package and the Final Prospectus.

(viii)    Stock Options; Other Securities. Except as disclosed in the Registration Statement, the Time of Sale Disclosure Package or the Final Prospectus, and except for the issuance of shares upon the exercise of outstanding options or warrants, or upon the issuance of restricted stock awards, restricted stock units, or stock appreciation rights under the Company’s existing stock awards plan, or any new grants thereof in the ordinary course of business, there are no authorized or outstanding convertible or exchangeable securities, options, warrants, agreements, contracts or other rights in existence to purchase or acquire from the Company or any subsidiary any shares of the capital stock of the Company or any subsidiary. The description of the Company’s stock option, stock bonus and other stock plans or arrangements and the options, restricted stock, performance-based restricted stock units, stock appreciation rights, or other rights granted thereunder, set forth in the Time of Sale Disclosure Package and the Final Prospectus accurately and fairly presents in all material respects the information required to be shown with respect to such plans, arrangements, options and rights.

(ix)    Taxes. Each of the Company and its subsidiaries has (a) filed all foreign, federal, state and local tax returns (as defined below) required to be filed with taxing authorities prior to the date hereof or has duly obtained extensions of time for the filing thereof and (b) paid all taxes (as defined below) shown as due and payable on such returns that were filed and has paid all taxes imposed on or assessed against the Company or such respective subsidiary that are due and payable, except as currently being contested in good faith and for which appropriate reserves have been established on the books and records of the Company or any of its subsidiaries to the extent required by GAAP. The provisions for taxes payable, if any, shown on the financial statements included or incorporated by reference in the Registration Statement, the Time of Sale Disclosure Package and the Final Prospectus are sufficient for all accrued and unpaid taxes, whether or not disputed, and for all periods to and including the dates of such consolidated financial statements. To the knowledge of the Company, no issues have been raised (and are currently pending) by any taxing authority in connection with any of the returns or taxes asserted as due from the Company, and no waivers of statutes of limitation with respect to the returns or collection of taxes have been given by or requested from the Company. The term “taxes” mean all federal, state, local, foreign, and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service

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use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto. The term “returns” means all returns, declarations, reports, statements, and other documents required to be filed in respect to taxes.

(x)    Material Change. Except as disclosed in the Registration Statement, the Time of Sale Disclosure Package or the Final Prospectus, since the respective dates as of which information is given (including information incorporated by reference) in the Registration Statement, Time of Sale Disclosure Package, or Final Prospectus, (a) neither the Company nor any of its subsidiaries has incurred any material liabilities or obligations, direct or contingent, or entered into any material transactions other than in the ordinary course of business, (b) the Company has not declared or paid any dividends or made any distribution of any kind with respect to its capital stock; (c) there has not been any change in the capital stock of the Company or any of its subsidiaries (other than a change in the number of outstanding shares of Common Stock due to the issuance of shares upon the exercise of outstanding options or warrants, upon the conversion of outstanding shares of preferred stock or other convertible securities or upon the issuance of restricted stock awards, restricted stock units, or stock appreciation rights under the Company’s existing stock awards plan, or any new grants thereof in the ordinary course of business), (d) there has not been any material change in the Company’s long-term or short-term debt, and (e) there has not been the occurrence of any Material Adverse Effect.

(xi)    Absence of Proceedings. Except as disclosed in the Registration Statement, the Time of Sale Disclosure Package or the Final Prospectus, there is no pending or, to the knowledge of the Company, threatened action, suit or proceeding to which the Company or any of its subsidiaries is a party or of which any property or assets of the Company or any of its subsidiaries is the subject before or by any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency (whether foreign or domestic) having jurisdiction over the Company or its subsidiaries or any of their respective properties, assets or operations (a “Governmental Entity”) which would have a Material Adverse Effect.

(xii)    Permits. The Company and each of its subsidiaries holds, and is in compliance with, all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders (“Permits”) of any Governmental Entity required for the conduct of its business, and all such Permits are in full force and effect, in each case except where the failure to hold, or comply with, any of them would not have a Material Adverse Effect.

(xiii)    Good Title. The Company and each of its subsidiaries have good and marketable title to all property (whether real or personal) described in the Registration Statement, the Time of Sale Disclosure Package, and the Final Prospectus as being owned by them that are material to the business of the Company, in each case free and clear of all liens, claims, security interests, other encumbrances or defects, except those that are disclosed in the Registration Statement, the Time of Sale Disclosure Package and the Final Prospectus or as would not have a Material Adverse Effect. The property held under lease by the Company and its subsidiaries is held by them under valid, subsisting and enforceable leases with only such exceptions with respect to any particular lease as do not interfere in any material respect with the conduct of the business of the Company and its subsidiaries.

(xiv)    Intellectual Property. Except as disclosed in the Registration Statement, the Time of Sale Disclosure Package or the Final Prospectus, the Company and its subsidiaries own or have valid, binding and enforceable licenses (subject to field of use and other terms and conditions contained in the applicable license agreements) for the patents and patent applications, copyrights, trademarks, trademark registrations, service marks, service mark registrations, trade names, service names and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) and all other technology and intellectual property rights that (1) are described in the Registration Statement, the Time of Sale Disclosure Package, and the Final Prospectus as owned by or licensed to the Company or its subsidiaries or (2) to the Company’s knowledge, are necessary for, or used in the conduct, or

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the proposed conduct, of the business of the Company and its subsidiaries in the manner described in the Registration Statement, the Time of Sale Disclosure Package, and the Final Prospectus (collectively, the “Company Intellectual Property”). Except as disclosed in the Registration Statement, the Time of Sale Disclosure Package or the Final Prospectus, (A) the intellectual property owned by the Company or any of its subsidiaries is free and clear of all material liens and encumbrances; (B) to the knowledge of the Company, the patents, trademarks and copyrights owned or licensed by the Company or any of its subsidiaries are valid, enforceable and subsisting; and (C) the Company and its subsidiaries have complied in all material respects with the terms of each agreement pursuant to which intellectual property has been licensed to the Company or any subsidiary, and all such agreements that have not expired or been intentionally terminated by the Company or any subsidiary are in full force and effect. Other than as disclosed in the Registration Statement, the Time of Sale Disclosure Package or the Final Prospectus, (i) neither the Company nor any of its subsidiaries is obligated to pay a material royalty, grant a license or provide other material consideration to any third party in connection with the Company Intellectual Property, (ii) no action, suit, claim or other proceeding is pending, or, to the knowledge of the Company, threatened, challenging the validity, enforceability, scope, registration, ownership or use of any of the patents or patent applications included in the Company Intellectual Property, or challenging the Company’s or any of its subsidiaries’ rights in or to any Company Intellectual Property, (iii) neither the Company nor any of its subsidiaries has received notice of any written claim of infringement, misappropriation or conflict with any asserted rights of others with respect to any of the Company Intellectual Property, (iv) to the knowledge of the Company, the development, manufacture, and sale of any of the processes of the Company or any of its subsidiaries referred to in the Registration Statement, the Time of Sale Disclosure Package, and the Final Prospectus do not currently infringe any right or valid patent claim of any third party in any material respect, (v) the Company and its subsidiaries have taken reasonable measures to protect their confidential information and trade secrets and to maintain and safeguard the confidentiality of the confidential information and trade secrets within the Company Intellectual Property, and (vi) to the knowledge of the Company, there is no infringement by third parties of any Company Intellectual Property that would have a Material Adverse Effect.

(xv)    Employment Matters. There is no unfair labor practice complaint pending against the Company or its subsidiaries, nor to the Company’s knowledge, threatened against it, before the National Labor Relations Board, any state or local labor relation board or any foreign labor relations board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Company or its subsidiaries, or, to the Company’s knowledge, threatened against the Company or its subsidiaries. No labor dispute or disturbance with the employees of the Company, employees of the Company’s subsidiaries, or, to the actual knowledge of the Company, material subcontractors of the Company or its subsidiaries exists or, to the knowledge of the Company, is threatened or imminent, in each case that would have a Material Adverse Effect. The Company is not aware that any key employee or significant group of employees of the Company plans to terminate employment with the Company.

(xvi)    ERISA Compliance. No “prohibited transaction” (as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended from time to time (the “Code”)) or “accumulated funding deficiency” (as defined in Section 302 of ERISA) or any of the events set forth in Section 4043(b) of ERISA (other than events with respect to which the thirty (30)-day notice requirement under Section 4043 of ERISA has been waived) has occurred or could reasonably be expected to occur with respect to any employee benefit plan of the Company or any of its subsidiaries which would have a Material Adverse Effect. Each employee benefit plan of the Company or any of its subsidiaries is in compliance with applicable law, including ERISA and the Code, except where the failure to comply would not have a Material Adverse Effect. The Company and its subsidiaries have not incurred and could not reasonably be expected to incur liability under Title IV of ERISA with respect to the termination of, or withdrawal from, any pension plan (as defined in ERISA). Each pension plan for which the Company or any of its subsidiaries would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified, and to the Company’s knowledge nothing has occurred, whether by action or by failure to act, which could, singularly or in the aggregate, cause the loss of such qualification.

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(xvii)    Environmental Matters. The Company and its subsidiaries are in compliance with all foreign, federal, state and local rules, laws and regulations relating to the use, treatment, storage and disposal of hazardous or toxic substances or waste and protection of health and safety or the environment which are applicable to their businesses, except where the failure to comply would not have a Material Adverse Effect. To the Company’s knowledge, there has been no storage, generation, transportation, handling, treatment, disposal, discharge, emission, or other release of any kind of toxic or other wastes or other hazardous substances by, due to, or caused by the Company or any of its subsidiaries (or, to the Company’s knowledge, any other entity for whose acts or omissions the Company or any of its subsidiaries is or may otherwise be liable) upon any of the properties now or previously owned or leased by the Company or any of its subsidiaries, or upon any other property, in violation of any law, statue, ordinance, rule, regulation, order, judgment, decree or permit or which would, under any law, statute, ordinance, rule (including rule of common law), regulation, order, judgment, decree or permit, give rise to a liability, except for any violation or liability which would not have a Material Adverse Effect. There has been no disposal, discharge, emission or other release of any kind onto such property or into the environment surrounding such property of any toxic or other wastes or other hazardous substances with respect to which the Company has any knowledge.

(xviii)    SOX and Dodd-Frank Compliance. The Company is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules and regulations promulgated thereunder or implementing the provisions thereof.

(xix)    Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any Governmental Entity involving the Company or its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(xx)    Foreign Corrupt Practices Act. None of (i) the Company or its subsidiaries or (ii) to the knowledge of the Company, any director or officer, employee, representative, agent or affiliate of the Company or its subsidiaries or any other person acting on behalf of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company and its subsidiaries have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(xxi)    OFAC. None of (i) the Company or its subsidiaries or (ii) to the knowledge of the Company, any director or officer, employee, representative, agent or affiliate of the Company or its subsidiaries or any other person acting on behalf of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”).

(xxii)    Insurance. The Company and each of its subsidiaries carries, or is covered by, insurance in such amounts and covering such risks as is commercially reasonable for the conduct of its business and the value of its properties.

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(xxiii)    Books and Records. The minute books of the Company have been made available to the Underwriter and counsel for the Underwriter, and such books (A) contain a complete summary of all meetings and actions of the board of directors (including each board committee) and stockholders of the Company (or analogous governing bodies and interest holders, as applicable), and (B) accurately in all material respects reflect all transactions referred to in such minutes.

(xxiv)    No Undisclosed Contracts; Descriptions of Contracts. There is no Contract required by the Securities Act to be described in the Registration Statement, the Time of Sale Disclosure Package or in the Final Prospectus or to be filed as an exhibit to the Registration Statement which is not so described or filed therein as required. All descriptions of any such Contracts or documents contained or incorporated by reference in the Registration Statement, the Time of Sale Disclosure Package and the Final Prospectus are accurate and complete descriptions of such documents in all material respects. Other than as described in the Registration Statement, the Time of Sale Disclosure Package and the Final Prospectus, no such Contract has been suspended or terminated for convenience or default by the Company, its subsidiaries, or any of the other parties thereto, and neither the Company nor its subsidiaries has received notice, or has knowledge, of any such pending or threatened suspension or termination, except for such pending or threatened suspensions or terminations that would not have a Material Adverse Effect.

(xxv)    No Undisclosed Relationships. No relationship, direct or indirect, exists between or among the Company or any of its subsidiaries on the one hand, and the directors, officers, stockholders (or analogous interest holders), customers or suppliers of the Company or any of its subsidiaries on the other hand, which is required to be described in the Registration Statement, the Time of Sale Disclosure Package or the Final Prospectus and which is not so described.

(xxvi)    Insider Transactions. All transactions by the Company with office holders or control persons of the Company have been duly approved by the board of directors of the Company, or duly appointed committees or officers thereof, if and to the extent required under applicable law.

(xxvii)    No Registration Rights. No person or entity has the right to require registration of shares of Common Stock or other securities of the Company or any of its subsidiaries within ninety days of the date hereof because of the filing or effectiveness of the Registration Statement or otherwise, except for persons and entities who have expressly waived such right in writing or who have been given timely and proper written notice and have failed to exercise such right within the time or times required under the terms and conditions of such right. Except as described in the Registration Statement, the Time of Sale Disclosure Package and the Final Prospectus, there are no persons with registration rights or similar rights to have any securities registered by the Company or any of its subsidiaries under the Securities Act.

(xxviii)    Continued Business. No supplier, customer, distributor or sales agent of the Company or any of its subsidiaries has notified the Company or any of its subsidiaries that it intends to discontinue or decrease the rate of business done with the Company or any of its subsidiaries, except where such discontinuation or decrease would not have a Material Adverse Effect.

(xxix)    Certain Statements. The statements set forth in the Registration Statement, the Time of Sale Disclosure Package and the Final Prospectus under the captions “Description of Common Stock”, insofar as they purport to constitute a summary of (i) the terms of the Company’s outstanding securities, (ii) the terms of the Shares, (iii) the terms of the documents referred to therein, and (iv) the provisions of the laws referred to therein, are accurate, complete and fair in all material respects.

(xxx)    Data Privacy. In connection with its collection, storage, transfer and/or use of any personally identifiable information from any individuals, including, without limitation, any customers, prospective customers, employees and/or other third parties (collectively “Private Information”), the Company is and has been in material compliance with all applicable laws in all relevant jurisdictions, the Company’s applicable external privacy policies and the applicable requirements of any Contract. The Company takes and has taken reasonable steps to protect Private Information against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Company’s knowledge, in the

9	Quest Resource Holding Corporation Resale Offering Underwriting Agreement

past three years, there has been no material unauthorized access, modification, disclosure or other misuse of any Private Information. The Company is not subject to any complaints, lawsuits, proceedings, audits, investigations or claims by any private party, the Federal Trade Commission, any state attorney general or similar state official, or any other governmental authority, foreign or domestic, regarding its collection, use, storage, disclosure, transfer or maintenance of any Private Information and there are no such complaints, lawsuits, proceedings, audits, investigations or claims, to the Company’s knowledge, threatened.

(b)    Any certificate signed by any officer of the Company in connection with this Agreement and delivered to the Underwriter or to counsel for the Underwriter shall be deemed a representation and warranty by the Company to the Underwriter as to the matters covered thereby.

(c)    Each Selling Stockholder, individually with respect to itself or himself, as applicable, and not jointly and severally, represents and warrants to the Underwriter and the Company, as of the date hereof and as of the Closing Date, as follows:

(i)    Due Authorization. This Agreement, the Lock-Up Agreement (as defined below), the Stock Power (as defined below) and the Escrow Agreement in the form of Exhibit A (the “Escrow Agreement”), have been duly authorized, executed and delivered by such Selling Stockholder, and constitute valid, legal and binding obligations of such Selling Stockholder, enforceable in accordance with their terms, except as rights to indemnity or contribution hereunder may be limited by federal or state securities laws or public policy and except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally, concepts of reasonableness, and general principles of equity.

(ii)    No Violations. The sale of the Shares to be sold by such Selling Stockholder hereunder and the compliance by such Selling Stockholder with this Agreement, the Lock-Up Agreement, the Stock Power and the Escrow Agreement, and the consummation of the transactions herein and therein contemplated will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which such Selling Stockholder is a party or by which such Selling Stockholder is bound or to which any of the property or assets of such Selling Stockholder is subject, (B) if such Selling Stockholder is a corporation, partnership, or limited liability company, result in any violation of the provisions of the articles of incorporation and bylaws, the partnership agreement, or the certificate of formation and limited liability company agreement, of such Selling Stockholder or (C) conflict with or result in a breach or violation of any law or any judgment, order, rule or regulation of any court or Governmental Entity having jurisdiction over such Selling Stockholder or any of its subsidiaries or any property or assets of such Selling Stockholder, except, in the case of clauses (A) and (C) above, for any such conflict, breach, violation or default that would not have a material adverse effect on such Selling Stockholder’s ability to perform its obligations under this Agreement (a “Selling Stockholder Material Adverse Effect”). No consent, approval, authorization, order, registration or qualification of or with any such court or Governmental Entity is required for the performance by such Selling Stockholder of its obligations under this Agreement, the Lock-Up Agreement, the Stock Power, and the Escrow Agreement, and the consummation by such Selling Stockholder of the transactions contemplated by this Agreement, the Lock-Up Agreement, the Stock Power and the Escrow Agreement, in connection with the Shares to be sold by such Selling Stockholder hereunder, except the registration under the Securities Act of the Shares, the approval by the Financial Industry Regulatory Authority, Inc. (“FINRA”) of the underwriting terms and arrangements, the approval for listing on Nasdaq and such consents, approvals, authorizations, orders, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Shares by the Underwriter.

(iii)    Title. Such Selling Stockholder has, and immediately prior to the Closing Date such Selling Stockholder will have, good and valid title to, or a valid “security entitlement” within the meaning of Section 8-501 of the New York Uniform Commercial Code in respect of, the Shares to be sold by such Selling Stockholder hereunder, free and clear of all liens, encumbrances, equities or claims; and, upon delivery of such Shares and payment therefor pursuant hereto, good and valid title to such Shares, free and clear of all liens, encumbrances, equities or claims, will pass to the Underwriter.

10	Quest Resource Holding Corporation Resale Offering Underwriting Agreement

(iv)    Good Standing. Such Selling Stockholder, to the extent not a natural person, has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization.

(v)    Absence of Manipulation. Such Selling Stockholder has not taken, directly or indirectly, any action which is designed to or which has constituted or which would reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

(vi)    No Material Misstatements or Omissions. All Selling Stockholder Information (defined below) furnished by or on behalf of such Selling Stockholder in writing specifically for use in the Registration Statement, the Time of Sale Disclosure Package, the Final Prospectus and any further amendments or supplements to the Registration Statement, the Time of Sale Disclosure Package and the Final Prospectus, as the case may be, is, as of the Closing Date, true, correct and complete in all material respects and does not, and will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that it is agreed that such information furnished by such Selling Stockholder to the Company consists only of (A) the legal name, address and the number of shares of Common Stock owned by such Selling Stockholder before and after the consummation of the transactions contemplated hereby, and (B) the other information with respect to such Selling Stockholder (excluding percentages) which appear in the table (and corresponding footnotes) under the caption “Selling Stockholders” in the Final Prospectus (with respect to such Selling Stockholder, the “Selling Stockholder Information”).

(vii)    Stock Power and Escrow Agreement. Certificates in negotiable form or book entry security entitlements representing all of the Shares to be sold by each Selling Stockholder have been placed under a stock power, in form and substance reasonably satisfactory to the Underwriter (the “Stock Power”), duly executed and delivered by such Selling Stockholder to the Underwriter to be delivered to Continental Stock Transfer & Trust Company (the “Transfer Agent”) on the Closing Date.

(viii)    OFAC. Such Selling Stockholder will not directly or, to its knowledge, indirectly use the proceeds of the offering of the Shares to be sold by such Selling Stockholder hereunder, or lend, contribute or otherwise make available such proceeds, to any subsidiary, joint venture partner or other person or entity (A) to fund or facilitate any activities of or business with any person, or in any country or territory, that, at the time of such funding, is the subject or the target of any U.S. sanctions administered by OFAC or (B) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of any U.S. sanctions administered by OFAC.

(d)    Any certificate signed by a Selling Stockholder (or a duly authorized officer of a Selling Stockholder) and delivered to the Underwriter or to the Underwriter’s counsel shall be deemed a representation and warranty by such Selling Stockholder to the Underwriter as to the matters covered thereby.

4.    Purchase, Sale and Delivery of Shares.

(a)    On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, each of the Selling Stockholders agrees, severally and not jointly, to sell to the Underwriter, and the Underwriter, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees to purchase from such Selling Stockholder at $1.41 per share (the “Purchase Price”) the number of Shares set forth opposite the name of such Selling Stockholder in Schedule I hereto.

(b)    The Shares will be delivered by each Selling Stockholder to the Underwriter against payment of the Purchase Price therefor by wire transfer of same day funds payable to the order of such Selling Stockholder, at the offices of Roth Capital Partners, LLC, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, or such other location as may be mutually acceptable, at 10:00 a.m. Pacific Time, on the second (2nd) (or if the Shares are priced, as contemplated by Rule 15c6-1(c) under the Exchange Act, after 4:30 p.m. Eastern time, the

11	Quest Resource Holding Corporation Resale Offering Underwriting Agreement

fourth (4th)) full business day following the date hereof, or at such other time and date as the Underwriter, the Company and the Selling Stockholders determine pursuant to Rule 15c6-1(a) under the Exchange Act. The time and date of delivery of the Shares is referred to herein as the “Closing Date.” On the Closing Date, the Selling Stockholders shall deliver the Shares, which shall be registered in the name or names and shall be in such denominations as the Underwriter may request at least one business day before the Closing Date, to the account of the Underwriter, which delivery shall, with respect to the Shares, be made through the facilities of the Depository Trust Company’s DWAC system.

5.    Covenants.

(a)    The Company covenants and agrees with the Underwriter as follows:

(i)    The Company shall prepare the Final Prospectus in a form approved by the Underwriter and file such Final Prospectus pursuant to Rule 424(b) under the Securities Act not later than the Commission’s close of business on the second business day following the execution and delivery of this Agreement, or, if applicable, such earlier time as may be required by the Securities Act.

(ii)    During the period beginning on the date hereof and ending on the later of the Closing Date or such date the Final Prospectus is no longer required by the Securities Act to be delivered in connection with sales by an underwriter or dealer (the “Prospectus Delivery Period”), prior to amending or supplementing the Registration Statement, including any Rule 462 Registration Statement, the Time of Sale Disclosure Package or the Final Prospectus, the Company shall furnish to the Underwriter for review and comment a copy of each such proposed amendment or supplement, and the Company shall not file any such proposed amendment or supplement to which the Underwriter reasonably object.

(iii)    During the Prospectus Delivery Period, the Company shall promptly advise the Underwriter in writing (A) of the receipt of any comments of, or requests for additional or supplemental information from, the Commission, (B) of the time and date of any filing of any post-effective amendment to the Registration Statement or any amendment or supplement to the Time of Sale Disclosure Package, the Final Prospectus or any Issuer Free Writing Prospectus, (C) of the time and date that any post-effective amendment to the Registration Statement becomes effective and (D) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending its use or the use of the Time of Sale Disclosure Package, the Final Prospectus or any Issuer Free Writing Prospectus, or of any proceedings to remove, suspend or terminate from listing or quotation the Common Stock from any securities exchange upon which it is listed for trading or included or designated for quotation, or of the threatening or initiation of any proceedings for any of such purposes. If the Commission shall enter any such stop order at any time during the Prospectus Delivery Period, the Company will use its reasonable efforts to obtain the withdrawal or lifting of such order at the earliest possible moment. Additionally, the Company agrees that it shall comply with the provisions of Rules 424(b), 430A, 430B, or 430C as applicable, under the Securities Act and will use its reasonable efforts to confirm that any filings made by the Company under Rule 424(b) or Rule 433 were received in a timely manner by the Commission (without reliance on Rule 424(b)(8) or 164(b) of the Securities Act).

(A)    During the Prospectus Delivery Period, the Company will comply with all requirements imposed upon it by the Securities Act, as from time to time in force, and by the Exchange Act, as now and hereafter amended, so far as necessary to permit the continuance of sales of or dealings in the Shares as contemplated by the provisions hereof, the Time of Sale Disclosure Package, the Registration Statement and the Final Prospectus. If during the Prospectus Delivery Period any event occurs the result of which would cause the Final Prospectus (or if the Final Prospectus is not yet available to prospective purchasers, the Time of Sale Disclosure Package) to include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances then existing, not misleading, or if during such period it is necessary or appropriate in the opinion of the Company or its counsel or the Underwriter or counsel to the Underwriter to amend the Registration Statement or supplement the Final Prospectus (or if the Final Prospectus is not yet available to prospective purchasers, the Time of

12	Quest Resource Holding Corporation Resale Offering Underwriting Agreement

Sale Disclosure Package) to comply with the Securities Act, or to file under the Exchange Act any document that would be deemed to be incorporated by reference in the Final Prospectus in order to comply with the Securities Act or the Exchange Act, the Company will promptly notify the Underwriter, allow the Underwriter the opportunity to provide reasonable comments on such amendment, prospectus supplement or document, and will amend the Registration Statement or supplement the Final Prospectus (or if the Final Prospectus is not yet available to prospective purchasers, the Time of Sale Disclosure Package) or file such document (at the expense of the Company) so as to correct such statement or omission or effect such compliance.

(B)    If at any time during the Prospectus Delivery Period there occurred or occurs an event or development the result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement or any Prospectus or included or would include, when taken together with the Time of Sale Disclosure Package, an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Company will promptly notify the Underwriter and will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(iv)    The Company will use its reasonable best efforts to cooperate with the Underwriter to qualify the Shares for sale under the securities laws of such jurisdictions as the Underwriter reasonably designates and to continue such qualifications in effect so long as required for the distribution of the Shares, except that the Company shall not be required in connection therewith to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified, to execute a general consent to service of process in any state or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise subject.

(v)    During the Prospectus Delivery Period, the Company will make available to the Underwriter and counsel to the Underwriter copies of the Registration Statement, each Prospectus, any Issuer Free Writing Prospectus, and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Underwriter may from time to time reasonably request.

(vi) The Company will make generally available to its security holders as soon as practicable, but in any event not later than 15 months after the end of the Company’s current fiscal quarter, an earnings statement (which need not be audited) covering a 12-month period that shall satisfy the provisions of Section 11(a) of, and Rule 158 under, the Securities Act.

(vii)    Other than excepted activity pursuant to Regulation M under the Exchange Act, the Company will not take, directly or indirectly, during the Prospectus Delivery Period, any action designed to or which might reasonably be expected to cause or result in, or that has constituted, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

(viii)    The Company represents and agrees that, unless it obtains the prior written consent of the Underwriter, and the Underwriter represents and agrees that, unless it obtains the prior written consent of the Company, it has not made and will not make any offer relating to the Shares that would constitute an Issuer Free Writing Prospectus; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of the free writing prospectuses included in Schedule III. Any such free writing prospectus consented to by the Company and the Underwriter is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated or agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied or will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record-keeping.

13	Quest Resource Holding Corporation Resale Offering Underwriting Agreement

(ix)    The Company agrees that, without the prior written consent of the Underwriter, it will not, during the period ending ninety (90) days after the date hereof (“Lock-Up Period”), (A) offer, pledge, issue, sell, contract to sell, purchase, contract to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock; or (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (A) or (B) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise; or (C) file any registration statement with the Commission relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, except for a registration statement on Form S-4 in connection with a business combination transaction or a registration statement on Form S-8 with respect to the registration of shares of Common Stock to be issued under an equity incentive plan for Company employees. The restrictions contained in the preceding sentence shall not apply to (1) the Shares to be sold hereunder, (2) the issuance of Common Stock upon the exercise of options or warrants, the settlement of restricted stock units or restricted stock awards, or the conversion of outstanding preferred stock or other outstanding convertible securities disclosed as outstanding in the Registration Statement (excluding exhibits thereto), the Time of Sale Disclosure Package, and the Final Prospectus, or (3) the issuance of employee stock options not exercisable during the Lock-Up Period and the grant of restricted stock awards or restricted stock units or shares of Common Stock that do not vest during the Lock-Up Period, in each case in the ordinary course of business pursuant to equity incentive plans described in the Registration Statement (excluding exhibits thereto), the Time of Sale Disclosure Package, and the Final Prospectus.

(x)    During the Lock-Up Period, the Company agrees to promptly notify the Underwriter by telephone and use its reasonable best efforts to issue a stop order or other order with its transfer agent to prevent or suspend the effectiveness of any proposed transfer known to it by any of the parties specified in Schedule IV that may violate the terms of the Lock-Up Agreements (as defined below).

(xi)    The Company agrees, during the Prospectus Delivery Period, to furnish to the Underwriter copies of any annual reports or definitive proxy statements provided to shareholders, and to deliver to the Underwriter as soon as reasonably practicable upon availability, copies of any reports and financial statements furnished to or filed with the Commission; provided, that any information or documents available on the Commission’s Electronic Data Gathering, Analysis and Retrieval System shall be considered furnished for purposes of this subsection.

(xii)    The Company agrees to engage and maintain, at its expense, a registrar and transfer agent for the Common Stock (if other than the Company).

(b)    Each Selling Stockholder, individually with respect to itself and not jointly and severally, covenants and agrees with the Underwriter as follows:

(i)    Such Selling Stockholder will deliver to the Underwriter a duly executed lock-up agreement substantially in the form set forth on Exhibit B hereto (each, a “Lock-Up Agreement”).

(ii)    Such Selling Stockholder will deliver to the Underwriter prior to the Closing Date a properly completed and executed United States Treasury Department Form W-9.

(iii)    During the Prospectus Delivery Period, such Selling Stockholder will advise the Underwriter promptly, and if requested by the Underwriter, will confirm such advice in writing, during the period when a prospectus relating to the Shares is required by the Securities Act to be delivered, of any material change in the Selling Stockholder Information in the Registration Statement, the Time of Sale Disclosure Package or any Prospectus relating to such Selling Stockholder.

(iv)    Such Selling Stockholder agrees that it will not prepare or have prepared on its behalf or use or refer to any “free writing prospectus” (as such term is defined in Rule 405 under the Act) other than any free writing prospectus listed on Schedule III, and agrees that it will not distribute any other written materials in connection with the offer or sale of the Shares, other than the Registration Statement, the Preliminary Prospectus, or the Prospectus, in each case in compliance with the Securities Act.

14	Quest Resource Holding Corporation Resale Offering Underwriting Agreement

(v)    Such Selling Stockholder will deliver to the Underwriter prior to the Closing Date, to the extent applicable to such Selling Stockholder, a properly completed and executed Certification Regarding Beneficial Owners of Legal Entity Customers, together with copies of any additional documentation necessary to comply with 31 CFR § 1010.230.

(vi)    Such Selling Stockholders, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, will reimburse the Underwriter for reasonable out-of-pocket expenses, including legal fees and disbursements, incurred by the Underwriter in connection with or in contemplation of the purchase and sale of the Shares contemplated hereby, subject to an overall cap of $75,000, with each Selling Stockholder responsible for the Selling Stockholder’s Pro Rata Share. As used herein, the “Pro Rata Share” of any Selling Stockholder shall be determined by dividing the number of Shares set forth opposite the name of such Selling Stockholder in Schedule I hereto by the total number of Shares set forth in such schedule for all Selling Stockholders.

6.    Conditions of the Underwriter’s Obligations. The obligation of the Underwriter hereunder to purchase the Shares is subject to the accuracy, as of the date hereof and on the Closing Date (as if made on the Closing Date), of and compliance with all representations, warranties and agreements of the Company and the Selling Stockholders contained herein, the performance by the Company and the Selling Stockholders of their respective obligations hereunder and the following additional conditions:

(a)    If filing of the Final Prospectus, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus, is required under the Securities Act, the Company shall have filed the Final Prospectus (or such amendment or supplement) or such Issuer Free Writing Prospectus with the Commission in the manner and within the time period so required (without reliance on Rule 424(b)(8) or 164(b) under the Securities Act); the Registration Statement shall remain effective; no stop order suspending the effectiveness of the Registration Statement or any part thereof, any Rule 462 Registration Statement, or any amendment thereof, nor suspending or preventing the use of the Time of Sale Disclosure Package, any Prospectus, the Final Prospectus or any Issuer Free Writing Prospectus shall have been issued; and no proceedings for the issuance of such an order shall have been initiated or threatened by the Commission. Any request of the Commission or the Underwriter for additional information (to be included in the Registration Statement, the Time of Sale Disclosure Package, any Prospectus, the Final Prospectus, any Issuer Free Writing Prospectus or otherwise) shall have been complied with to the Underwriter’s reasonable satisfaction.

(b)    FINRA shall have raised no objection to the fairness and reasonableness of the underwriting terms and arrangements.

(c)    The Underwriter shall not have reasonably determined, and advised the Company, that the Registration Statement, the Time of Sale Disclosure Package, any Prospectus, the Final Prospectus, or any amendment thereof or supplement thereto, or any Issuer Free Writing Prospectus, contains an untrue statement of fact which, in the reasonable opinion of the Underwriter, is material, or omits to state a fact which, in the reasonable opinion of the Underwriter, is material and is required to be stated therein or necessary to make the statements therein not misleading.

(d)    On the Closing Date, there shall have been furnished to the Underwriter the opinion and negative assurance letters of Greenberg Traurig, LLP, counsel to the Company, dated the Closing Date and addressed to the Underwriter, in form and substance previously agreed to by, and reasonably satisfactory to, the Underwriter. In rendering the opinion as provided for in this subsection, counsel may rely, to the extent that they deem such reliance proper, as to matters of fact upon certificates of the Company and of government officials.

(e)    On the Closing Date, there shall have been furnished to the Underwriter the opinions of legal counsel(s) to each of the Selling Stockholders listed on Schedule I, dated the Closing Date and addressed to the Underwriter, in form and substance previously agreed to by, and reasonably satisfactory to, the Underwriter.

(f)    On the Closing Date, there shall have been furnished to the Underwriter the negative assurance letter of DLA Piper LLP (US), counsel to the Underwriter, dated the Closing Date and addressed to the Underwriter, in form and substance previously agreed to by, and reasonably satisfactory to, the Underwriter.

15	Quest Resource Holding Corporation Resale Offering Underwriting Agreement

(g)    The Underwriter shall have received a letter from Semple, Marchal and Cooper, LLP, on the date hereof and on the Closing Date, addressed to the Underwriter, confirming that they are independent public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualifications of accountants under Rule 2-01 of Regulation S-X of the Commission, and confirming the conclusions and findings of said firm with respect to the financial information and other matters of the Company in substantially the form heretofore approved by, and reasonably satisfactory to, the Underwriter.

(h)    On the Closing Date, there shall have been furnished to the Underwriter a certificate, dated the Closing Date and addressed to the Underwriter, signed by the chief executive officer of the Company, solely in his capacity as an officer of the Company, to the effect that:

(A)    The representations and warranties of the Company in this Agreement that are qualified by materiality or by reference to any Material Adverse Effect are true and correct in all respects, and all other representations and warranties of the Company in this Agreement are true and correct, in all material respects, as if made at and as of the Closing Date, and the Company has complied in all material respects with all the agreements and satisfied all the conditions on its part required to be performed or satisfied at or prior to the Closing Date;

(B)    No stop order or other order (A) suspending the effectiveness of the Registration Statement or any part thereof or any amendment thereof, (B) suspending the qualification of the Shares for offering or sale, or (C) suspending or preventing the use of the Time of Sale Disclosure Package, any Prospectus, the Final Prospectus or any Issuer Free Writing Prospectus, has been issued, and no proceeding for that purpose has been instituted or, to his knowledge, is contemplated by the Commission or any state or regulatory body; and

(C)    There has been no occurrence of any event resulting or reasonably likely to result in a Material Adverse Effect during the period from and after the date of this Agreement and prior to the Closing Date.

(i)    On the Closing Date, there shall have been furnished to the Underwriter certificates, dated the Closing Date and addressed to the Underwriter, signed by each Selling Stockholder, to the effect that the representations and warranties of such Selling Stockholder in this Agreement are true and correct, in all material respects, as if made at and as of the Closing Date, and such Selling Stockholder has complied, in all material respects, with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date.

(j)    On or before the date hereof, the Underwriter shall have received a duly executed Lock-Up Agreement by and between the Underwriter and each of the parties specified in Schedule IV. If the Underwriter, in its sole discretion, agrees to release or waive the restrictions set forth in the Lock-Up Agreement for an officer, director or stockholder of the Company and provides the Company with notice of the impending release or waiver at least three business days before the effective date of the release or waiver, the Company agrees to announce the impending release or waiver by a press release reasonably satisfactory to the Underwriter hereto through a major news service at least two business days before the effective date of the release or waiver.

(k)    On or before the date hereof, the Underwriter shall have received from each Selling Stockholder a duly executed Stock Power, Lock-Up Agreement, and the Escrow Agreement.

(l)    On the Closing Date, there shall have been furnished to the Underwriter a certificate, dated the Closing Date, from the Company’s secretary, or equivalent officer, in substantially the form heretofore approved by, and reasonably satisfactory to, the Underwriter.

(m)    The Company and each Selling Stockholder shall have furnished to the Underwriter and its counsel such additional documents, certificates and evidence as the Underwriter or its counsel may have reasonably requested.

16	Quest Resource Holding Corporation Resale Offering Underwriting Agreement

If any condition specified in this Section 6 shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Underwriter by notice to the Company and the Selling Stockholders at any time at or prior to the Closing Date, and such termination shall be without liability of any party to any other party, except that Section 5(b)(vi) and Section 7 shall survive any such termination and remain in full force and effect. The Underwriter may in its sole discretion waive compliance with any conditions to the obligations of the Underwriter hereunder.

7.    Indemnification and Contribution.

(a)    The Company agrees to indemnify, defend and hold harmless the Underwriter, its directors and officers and employees, its affiliates that participate in the offering and sale of the Shares, each person, if any, who controls the Underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and each Selling Stockholder and its affiliates, directors and officers and employees, and each person, if any, who controls such Selling Stockholder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any losses, claims, damages or liabilities to which such party may become subject, under the Securities Act or otherwise (including in settlement of any litigation if such settlement is effected with the written consent of the Company), insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or any amendment thereto, or the omission from the Registration Statement, or alleged omission to state therein, a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) an untrue statement or alleged untrue statement of a material fact contained in the Time of Sale Disclosure Package, the Final Prospectus, or any Issuer Free Writing Prospectus or the omission or alleged omission to state therein, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and will reimburse such party for any legal or other expenses reasonably incurred by such party in connection with evaluating, investigating or defending against such loss, claim, damage, liability or action; provided, however, that such indemnity shall not inure to the benefit of the Underwriter (or any person controlling the Underwriter) in any such case to the extent that any such loss, claim, damage, liability or action arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Time of Sale Disclosure Package, the Final Prospectus, or any Issuer Free Writing Prospectus, in reliance upon and in conformity with written information furnished to the Company by (x) the Underwriter specifically for use in the preparation thereof, which written information is described in Section 7(f) or (y) any Selling Stockholder as to the Selling Stockholder Information provided by such Selling Stockholder; and provided, further, that such indemnity shall not inure to the benefit of the Underwriter (or any person controlling the Underwriter) in any such case to the extent that any such loss, claim, damage, liability or action resulted primarily from the Underwriter’s willful misconduct or gross negligence.

(b)    Each Selling Stockholder will, severally and not jointly, indemnify, defend and hold harmless the Underwriter against any losses, claims, damages or liabilities to which the Underwriter may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any Prospectus, the Final Prospectus or any Issuer Free Writing Prospectus, or any amendment or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, the Time of Sale Disclosure Package, any Prospectus, the Final Prospectus, or any amendment or supplement thereto or any Issuer Free Writing Prospectus in reliance upon and in conformity with the Selling Stockholder Information furnished to the Company by such Selling Stockholder expressly for use therein, (ii) any inaccuracy in the representations and warranties of such Selling Stockholder contained herein, or (iii) any failure of such Selling Stockholder to perform its obligations hereunder or under law, and will reimburse the Underwriter for any legal or other expenses reasonably incurred by it in connection with evaluating, investigating or defending against such loss, claim, damage, liability or action; provided, however, that the Selling Stockholders shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Time of Sale Disclosure Package, any Prospectus, the Final Prospectus, or any amendment or supplement thereto or any Issuer Free Writing Prospectus, in reliance upon and in conformity with written information furnished to the Company

17	Quest Resource Holding Corporation Resale Offering Underwriting Agreement

by the Underwriter specifically for use in the preparation thereof, which written information as described in Section 7(f); provided, further, that the aggregate liability of any Selling Stockholder under the indemnity provisions of this section and under the contribution provisions of Section 7(e) shall be limited to an amount equal to the total net proceeds (after deducting underwriter discounts and commissions) to such Selling Stockholder from the sale of Shares sold by such Selling Stockholder.

(c)    The Underwriter will indemnify, defend and hold harmless the Company and its affiliates, directors and officers, the Selling Stockholders and its affiliates, directors and officers and employees, and each person, if any, who controls the Company or a Selling Stockholder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any losses, claims, damages or liabilities to which such party may become subject, under the Securities Act or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Underwriter), insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Time of Sale Disclosure Package, any Prospectus, the Final Prospectus, or any amendment or supplement thereto or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, the Time of Sale Disclosure Package, the Final Prospectus, or any amendment or supplement thereto or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by the Underwriter specifically for use in the preparation thereof, which written information is described in Section 7(f), and will reimburse such party for any legal or other expenses reasonably incurred by such party in connection with evaluating, investigating, and defending against any such loss, claim, damage, liability or action. The obligation of the Underwriter to indemnify the Company or the Selling Stockholders (including any controlling person, affiliate, director or officer thereof) shall be limited to the amount of the underwriting discount applicable to the Shares to be purchased by the Underwriter hereunder actually received by the Underwriter.

(d)    Promptly after receipt by an indemnified party under subsection (a), (b) or (c) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the failure to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to any indemnified party except to the extent such indemnifying party has been materially prejudiced by such failure. In case any such action shall be brought against any indemnified party, and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of the indemnifying party’s election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof; provided, however, that if (i) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (ii) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party), or (iii) the indemnifying party has not in fact employed counsel reasonably satisfactory to the indemnified party to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, the indemnified party shall have the right to employ a single counsel to represent it and any others entitled to indemnification pursuant to this section in any claim in respect of which indemnity may be sought under subsection (a), (b) or (c) of this section, in which event the reasonable fees and expenses of such separate counsel shall be borne by the indemnifying party or parties and reimbursed to the indemnified party or parties as incurred.

The indemnifying party under this section shall not be liable for any settlement of any proceeding effected without its written consent, which shall not unreasonably be conditioned, delayed or withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment. No

18	Quest Resource Holding Corporation Resale Offering Underwriting Agreement

indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is a party or could be named and indemnity was or would be sought hereunder by such indemnified party, unless such settlement, compromise or consent (i) includes an unconditional release of such indemnified party from all liability for claims that are the subject matter of such action, suit or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(e)    If the indemnification provided for in this section is unavailable or insufficient to hold harmless an indemnified party under subsection (a), (b) or (c) above, then the applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a), (b) or (c) above, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and Selling Stockholders on the one hand and the Underwriter on the other from the offering and sale of the Shares or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Selling Stockholders on the one hand and the Underwriter on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Selling Stockholders on the one hand and the Underwriter on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (after deducting underwriting discounts and commissions but before deducting expenses) received by the Selling Stockholders bear to the total underwriting discount and commissions received by the Underwriter, in each case as set forth in the table on the cover page of the Final Prospectus. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, the Selling Stockholders or the Underwriter and the parties’ relevant intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company, the Selling Stockholders and the Underwriter agree that it would not be just and equitable if contributions pursuant to this subsection were to be determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the first sentence of this subsection. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection shall be deemed to include any reasonable legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending against any action or claim that is the subject of this subsection. Notwithstanding the provisions of this subsection, the Underwriter shall not be required to contribute any amount in excess of the amount of the underwriting discounts and commissions applicable to the Shares to be purchased by the Underwriter hereunder actually received by the Underwriter. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(f)    For purposes of this Agreement, the Underwriter confirms, and the Company acknowledges, that there is no information concerning the Underwriter furnished in writing to the Company by the Underwriter specifically for preparation of or inclusion in the Registration Statement, the Time of Sale Disclosure Package, the Final Prospectus or any Issuer Free Writing Prospectus, other than the statement set forth in the last paragraph on the cover page of the Prospectus, the marketing and legal names of the Underwriter, and the statements set forth in the “Underwriting” section of the Registration Statement, the Time of Sale Disclosure Package, and the Final Prospectus only insofar as such statements relate to the amount of selling concession and re-allowance, if any, or to over-allotment, stabilization and related activities that may be undertaken by the Underwriter.

8.    Representations and Agreements to Survive Delivery. All representations, warranties, and agreements of the Underwriter, the Company and the Selling Stockholders contained herein or in certificates delivered pursuant hereto, including, but not limited to, the agreements of the Underwriter, the Company and the Selling Stockholders contained in Section 5(b)(vi) and Section 7 hereof, shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Underwriter or any controlling person thereof, or the Company and the Selling Stockholders or any of their respective officers, directors, or controlling persons, and shall survive delivery of, and payment for, the Shares to and by the Underwriter hereunder.

19	Quest Resource Holding Corporation Resale Offering Underwriting Agreement

9.    Termination of this Agreement.

(a)    The Underwriter shall have the right to terminate this Agreement by giving notice to the Company and the Selling Stockholders as hereinafter specified at any time at or prior to the Closing Date, if (i) there has occurred any material adverse change in the securities markets or any event, act or occurrence that has materially disrupted the securities markets or there has been a material adverse change in general financial, political or economic conditions, in each case, the effect of which is to make it, in the reasonable judgment of the Underwriter, impracticable or inadvisable to market the Shares, (ii) trading in the Company’s Common Stock shall have been suspended by the Commission or Nasdaq or trading in securities generally on the Nasdaq Stock Market, the NYSE or the NYSE MKT shall have been suspended, (iii) minimum or maximum prices for trading shall have been fixed, or maximum ranges for prices for securities shall have been required, on the Nasdaq Stock Market, the NYSE or NYSE MKT, by such exchange or by order of the Commission or any other Governmental Entity, (iv) a general banking moratorium shall have been declared by federal or New York State authorities, (v) there shall have occurred any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration by the United States of a national emergency or war, any substantial change or development involving a prospective substantial change in United States or international political, financial or economic conditions or any other calamity or crisis, in each case, the effect of which is to make it, in the reasonable judgment of the Underwriter, impracticable or inadvisable to market the Shares, (vi) the Company suffers any loss by strike, fire, flood, earthquake, accident or other calamity, whether or not covered by insurance, the effect of which is to make it, in the reasonable judgment of the Underwriter, impracticable or inadvisable to market the Shares or to enforce contracts for the sale of the Shares, or (vii) there has been, since the time of execution of this Agreement, any Material Adverse Effect that, in the reasonable judgment of the Underwriter, makes it impracticable or inadvisable to market the Shares or to enforce contracts for the sale of the Shares, including, without limitation, the Underwriter’s good faith belief that the transactions contemplated by the Put and Call Stock Purchase Agreement, dated as of March 15, 2019, by and among Southwest Green Investments, L.L.C., Stockbridge Enterprises, L.P., and Hampstead Park Capital Management, LLC will not close promptly after the closing of the transactions contemplated by this Agreement. Any such termination shall be without liability of any party to any other party except that the provisions of Section 5(b)(vi) and Section 7 hereof shall at all times be effective and shall survive such termination.

(b)    If the Underwriter elects to terminate this Agreement as provided in this section, the Company and the Selling Stockholders shall be notified promptly by the Underwriter by telephone, confirmed by letter.

10.    Notices. Except as otherwise provided herein, all communications hereunder shall be in writing and shall be mailed, delivered or emailed, as follows:

If to Underwriter:	Roth Capital Partners, LLC 888 San Clemente Drive, Suite 400 Newport Beach, CA 92660 Attention: General Counsel Email: rothecm@roth.com

with a copy to:	DLA Piper LLP (US) 2525 E. Camelback Road, Suite 1000 Phoenix, Arizona 85016 Attention: Steven D. Pidgeon, Esq. Email: Steven.Pidgeon@dlapiper.com

If to the Company	Quest Resource Holding Corporation 3481 Plano Parkway The Colony, Texas 75056 Attention: Laurie L. Latham Email: lauriel@questrmg.com

with a copy to:	Greenberg Traurig, LLP 2375 East Camelback Road, Suite 700 Phoenix, Arizona 85016 Attention: Robert S. Kant, Esq. Email: kantr@gtlaw.com

If to a Selling Stockholder:	To the address set forth on such Selling Stockholder’s signature block,

20	Quest Resource Holding Corporation Resale Offering Underwriting Agreement

or in each case to such other address as the person to be notified may have requested in writing. Any party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose.

11.    Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns and the controlling persons, officers and directors referred to in Section 7. Nothing in this Agreement is intended or shall be construed to give to any other person, firm or corporation any legal or equitable remedy or claim under or in respect of this Agreement or any provision herein contained. The term “successors and assigns” as herein used shall not include any purchaser, as such purchaser, of any of the Shares from the Underwriter. No party may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties.

12.    Absence of Fiduciary Relationship. The Company and each of the Selling Stockholders acknowledges and agrees that: (a) the Underwriter has been retained solely to act as underwriter in connection with the sale of the Shares and that no fiduciary, advisory or agency relationship between the Company, the Selling Stockholders, or the Underwriter has been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether the Underwriter has advised or is advising the Company and the Selling Stockholders on other matters; (b) the price and other terms of the Shares set forth in this Agreement were established by the Company and the Selling Stockholders following discussions and arms-length negotiations with the Underwriter; (c) it is capable of evaluating and understanding the terms, risks and conditions of the transactions contemplated by this Agreement; (d) it has been advised that the Underwriter and its affiliates are engaged in a broad range of transactions that may involve interests that differ from those of the Company and the Selling Stockholders and that the Underwriter has no obligation to disclose such interest and transactions to the Company or the Selling Stockholders by virtue of any fiduciary, advisory or agency relationship; and (e) it has been advised that the Underwriter is acting, in respect of the transactions contemplated by this Agreement, solely for the benefit of the Underwriter, and not on behalf of the Company or the Selling Stockholders.

13.    Amendments and Waivers. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver be deemed or constitute a continuing waiver unless otherwise expressly provided.

14.    Partial Unenforceability. The invalidity or unenforceability of any section, paragraph, clause or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph, clause or provision. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner.

15.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to choice of law principles thereunder.

16.    Submission to Jurisdiction. The Company, each Selling Stockholder and the Underwriter irrevocably (a) submits to the jurisdiction of the Supreme Court of the State of New York, Borough of Manhattan or the United States District Court for the Southern District of New York for the purpose of any suit, action, or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated by this Agreement, the Registration Statement, the Time of Sale Disclosure Package, any Prospectus and the Final Prospectus (each a “Proceeding”), (b) agrees that all claims in respect of any Proceeding may be heard and determined in any such court, (c) waives, to the fullest extent permitted by law, any immunity from jurisdiction of any such court or from any legal process therein, (d) agrees not to commence any Proceeding other than in such courts, and (e) waives, to the fullest extent permitted by law, any claim that such Proceeding is brought in an inconvenient forum. EACH OF THE

21	Quest Resource Holding Corporation Resale Offering Underwriting Agreement

COMPANY, THE SELLING STOCKHOLDERS AND THE UNDERWRITER (ON BEHALF OF ITSELF AND, TO THE FULLEST EXTENT PERMITTED BY LAW, ON BEHALF OF ITS RESPECTIVE CONTROLLING PERSONS, OFFICERS AND DIRECTORS REFERRED TO IN SECTION 7, EQUITY HOLDERS AND CREDITORS) HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE REGISTRATION STATEMENT, THE TIME OF SALE DISCLOSURE PACKAGE, ANY PROSPECTUS AND THE FINAL PROSPECTUS.

17.    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or electronic mail) in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

18.    Entire Agreement. This Agreement, together with the documents delivered hereunder, represents the entire agreement among the Company, the Selling Stockholders and the Underwriter with respect to the preparation of the Registration Statement, the Time of Sale Disclosure Package or the Final Prospectus, the conduct of the offering, and the purchase and sale of the Shares.

[Signature Pages Follow]

22	Quest Resource Holding Corporation Resale Offering Underwriting Agreement

Please sign and return to the Company the enclosed duplicates of this Agreement whereupon this Agreement will become a binding agreement among the Company, the Selling Stockholders and the Underwriter in accordance with its terms.

Very truly yours,

QUEST RESOURCE HOLDING CORPORATION

By:	/s/ S. Ray Hatch
Name:	S. Ray Hatch
Title:	CEO

BEAR & BUG, L.P.

By:	/s/ Brian S. Dick
Name:	Brian S. Dick
Title:	General Partner

JEFFREY D. FORTE

By:	/s/ Jeffrey D. Forte
Name:	Jeffrey D. Forte

SOUTHWEST GREEN INVESTMENTS, L.L.C.

By:	Stockbridge Management Group, L.L.C.
Its:	Manager

	By:	Black Powder Management Group
	Its:	Manager

		By:	/s/ Mitchell A. Saltz
		Name:	Mitchell A. Saltz
		Title:	Manager

Confirmed as of the date first above-mentioned

ROTH CAPITAL PARTNERS, LLC

By:	/s/ Aaron M. Gurewitz
Name:	Aaron M. Gurewitz
Title:	Head of Equity Capital Markets

SCHEDULE I

Selling Stockholders

Name	Number of Shares to be Sold
Bear & Bug, L.P.	1,846,915
Jeffrey D. Forte	500,000
Southwest Green Investments, L.L.C.	1,950,000

Total	4,296,915

SCHEDULE II

Final Term Sheet

Issuer:	Quest Resource Holding Corporation (the “Company”)

Symbol:	QRHC

Securities:	4,296,915 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company

Public offering price:	$1.50 per share of Common Stock

Underwriting discount:	$0.09 per share of Common Stock

Expected net proceeds, before expenses:	Approximately $6,058,650.15 (after deducting the underwriting discount)

Trade date:	April 9, 2019

Settlement date:	April 11, 2019

Underwriter:	Roth Capital Partners, LLC

SCHEDULE III

Free Writing Prospectus

None.

SCHEDULE IV

List of officers, directors and stockholders executing lock-up agreements

•	Jeffery D. Forte
•	Michael F. Golden
•	S. Ray Hatch
•	Russel J. Knittel
•	Laurie L. Latham
•	Ronald L. Miller, Jr.
•	Barry M. Monheit
•	Mitchell A. Saltz
•	David P. Sweitzer
•	Sarah R. Tomolonius
•	I. Marie Wadecki
•	Richard L. Hobby
•	Bear & Bug, L.P.
•	Stockbridge Enterprises, L.P.
•	Southwest Green Investments, L.L.C.